Exhibit 3.2.10

OPERATING AGREEMENT OF CARRABBA’S OF BATON ROUGE, LLC

THIS OPERATING AGREEMENT made and entered into as of the 31st day of August 2004, by and among the parties listed on the signature pages hereof.

ARTICLE I. ORGANIZATION AND PURPOSE.

1.1 Name of Limited Liability Company. The name of the limited liability company shall be CARRABBA’S OF BATON ROUGE, LLC (hereinafter referred to as the “Company”).

1.2 Formation. The Company has been organized as a Florida limited liability company under the Florida Limited Liability Company Act (the “Act”) by the filing of Articles of Organization with the Office of the Department of State of the State of Florida.

1.3 Names and Address of Member(s). The names and addresses of the initial member(s) are as follows (hereafter the “Members”):

Name	Address
CARRABBA’S/GULF COAST-I,	2202 N. WEST SHORE BLVD, 5TH FL
LIMITED PARTNERSHIP	TAMPA, FL 33607

1.4 Purpose. The Company may transact all lawful business for which limited liability companies may be organized under Florida law. The Company shall have the authority to do any and all things necessary, convenient, or incident to the achievement of the foregoing and the operation of its business.

1.5 Term. The Company shall begin on the date of filing of the Certificate of Formation and shall continue until terminated in accordance with Article VII.

1.6 Registered Office and Registered Agent. The registered office in the State of Florida of the Company and the registered agent in the registered office shall be as specified in the Articles of Organization of the Company or in such later Statement filed with the Department of State of the State of Florida in accordance with §608.416 of the Act, or such other section as may become applicable.

1.7 Place of Business. The principal place of business of the Company shall be established at 2202 North West Shore Blvd., 5th Floor, Tampa, FL 33607.

ARTICLE II. CAPITAL CONTRIBUTIONS.

2.1 Members Initial Percentage Ownership. The names and addresses of all of the Members of the Company and their percentage interest in the company shall be contained and described in Exhibit A attached hereto. The percentage interest of each of the Members in the Company, initially as set forth in Exhibit A, and as the same may from time to time change by virtue of transfers or changes in capital contributions of the Members or otherwise, is referred to in this Agreement as the “percentage interest in the Company.”

2.2 Limited Liability Company Voting. In all matters submitted to the Members for a vote, each Member shall vote in proportion to such Member’s percentage interest in the Company.

2.3 Capital Contributions. The Members shall be required to contribute any and all capital necessary for the operation of the Company, at such times and in such amounts as is determined by a majority vote of the Members. Except as otherwise provided herein, the Members shall have no obligation to make additional capital contributions to the Company. However, the Members shall be obligated to make such additional capital contributions to the Company on such terms and conditions as may be agreed to by all of the Members.

2.4 Failure to Make Capital Contributions. The Interest of a Member who fails to make any required capital contribution to the Company shall be proportionately reduced upon failure to make such contribution or payment.

2.5 Capital Accounts. Capital Accounts shall be established and maintained for each Member in accordance with Section 5.1.

2.6 Member Loans or Services. Loans or services by any Member in his or her capacity as a Member, shall not be considered contributions to the capital of the Company.

2.7 No Interest on Capital Contributions. No interest shall be paid to the Members on capital contributions made to the Company.

2.8 Withdrawal of Capital. No Member shall have the rights to withdraw his or her capital contributions or to demand and receive property of the Company or any distribution in return for his capital contributions, except as may be specifically provided in this Agreement or required by the Act.

ARTICLE III. MANAGEMENT.

3.1 Manager. The day-to-day operations of the Company shall be managed by a Manager. The initial Manager shall be: James Potesta. The Manager shall serve at the pleasure of the Members and may be removed at any time, with or without cause, by vote of Members owning a majority of the percentage interest in the Company.

3.2 Major Decisions. Notwithstanding anything contained in this Agreement to the contrary, no authorization or action taken with respect to the “Major Decisions” subsequently enumerated herein, shall be effective or binding on the Company, unless specifically approved in writing by all of the Members. Major Decisions shall include the following:

(a) Amending the Operating Agreement.

(b) The taking of any action, which would cause a termination, dissolution, liquidation, or merger of the Company.

3.3 Meetings. The Members shall meet from time to time as required to carry on the business and affairs of the Company. Meetings of the Members may held in person or by use of any means of communication by which all Members participating in the meeting may simultaneously hear each other. Unless otherwise specified in the notice of a meeting, the meetings shall take place at the Company's principal place of business. Any Member or group of Members holding at least 10% of the Membership Interests may require a meeting of the Members.

3.4 Notice of Meetings. Written notice stating the date, time, and place of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) days nor more than thirty (30) days before the date of the meeting, either personally or by mail, to each Member by or at the direction of the person calling the meeting. However, such written notice shall not be required if all Members are present or participate in the meeting.

ARTICLE IV. ACCOUNTING MATTERS

4.1 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year. The first fiscal year of the Company shall commence upon the date of this Agreement and shall end on the next succeeding December 31.

4.2 Books and Records. The Members shall establish such books, records, and accounts for the Company as are customary for businesses similarly situated and as accurately reflect the financial condition and position of the Company. The books and records of the Company shall be subject to inspection by any other Member during ordinary business hours at the Company’s principal place of business.

ARTICLE V. PROFITS, LOSSES & DISTRIBUTIONS.

5.1 Capital Accounts. A separate Capital Account, as herein defined, shall be maintained for each Member in accordance with the following provisions:

(a) To each Member’s Capital Account shall be added the amount of any cash or the fair market value of any property made as capital contributions, such Member's distributive share of profits and income items, and the amount of any liabilities of the Company assumed by such Member.

(b) From each Member’s Capital Account shall be debited the amount of any cash and the fair market value of any property distributed to such Member, such Member’s distributive share of any losses or items of deductions allocated to such Member, and the amount of any liabilities of the Member assumed by the Company.

5.2 Allocations. All items of profit, loss, income, or deduction shall be allocated to the Members in accordance with their respective percentage interests in the Company.

5.3 Distributions. All funds available for distribution shall be allocated among the Members in accordance with Section 5.2 of this Agreement at such time as the Members may unanimously determine. The amount available for distribution shall be based upon the cash balance of the Company, its anticipated cash and capital needs, the Company's budget and business plans and other objective criteria; provided, however, that no distribution may be made if after the distribution the limited liability company would be insolvent.

ARTICLE VI. TRANSFER OF INTEREST IN COMPANY

6.1 Assignment of Membership Interests. No Member shall transfer the percentage interest in the Company owned by such Member, by sale, gift, pledge, will or by operation of law, either voluntarily or involuntarily, except with the approval of the Members owning a majority of the percentage interests in the Company and in compliance with the terms of this article and any transfer in violation hereof shall be null and void and of no effect. Until a Member’s percentage interest in the Company is properly transferred in accordance with the terms hereof, the Company shall not be bound to recognize or deal with any third party with respect to such interest.

6.2 Death or Withdrawal of a Member. Upon the death or withdrawal of a Member, the remaining Members shall have the right and option to purchase the entire membership interest of the deceased or withdrawing Member upon the following terms and conditions. The purchase option under this Section 6.2 may be exercisable by written notice given to the withdrawing Member or the deceased Member’s personal representative within ninety (90) days after the decision by the remaining Members to continue the Company’s business. The notice shall set forth the name of the purchasing Member(s) and the name and address of an independent appraiser selected for purposes under this Section. Within ten (10) days after receipt of such notice, the withdrawing Member or the personal representative of the deceased Member will identify in writing a second independent appraiser. Within ten (10) days thereafter, the two appraisers together shall agree on and appoint a third independent appraiser. Within sixty (60) days after the giving of the purchase option notice described above, the three independent appraisers shall determine and agree upon the fair market value of all assets of the Company. The purchase price of the membership interest being purchased under this Section shall be the fair market value determined on the basis of the appraisal (less liabilities and reserves of the Company).

ARTICLE VII. DISSOLUTION.

7.1 Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following events:

(a)	The unanimous written agreement of all Members

(b)	The entry of an order of dissolution by a circuit court.

7.2 Winding-Up. Upon Dissolution the Members shall proceed with reasonable promptness to liquidate the business of the Company. The assets of the Company shall be applied or distributed in the following order of priority:

(a)	To pay or provide for the payment of all liabilities of the Company other than to the Members

(b)	To pay all expenses of liquidation;

(c)	To pay or provide for the payment of all liabilities of the Company to its Members;

(d)	To the Members in proportion to their Capital Accounts.

7.3 Termination. The Company shall terminate when all assets of the Company have been sold and/or distributed and all affairs of the Company have been wound-up.

ARTICLE VIII. MISCELLANEOUS PROVISIONS

8.1 Interpretation. The Act shall determine the rights and obligations of the Members to each other and to and between the Company and the Members except to the extent otherwise provided in this Agreement.

8.2 Entire Agreement. Except as supplemented by the Act, this Agreement shall constitute the entire agreement among the Members on the subject matter contained herein, superseding all prior oral or written representations, negotiations, understandings, and agreements, and there are no conditions to this Agreement which are not expressed herein.

8.3 Amendments. This Agreement may be supplemented or amended in writing from time to time by unanimous approval of the Members and any such writing referencing this Agreement shall be considered part of the Agreement for purposes of the Act.

8.4 Notices. Notification required or permitted hereby shall be deemed given upon enclosure thereof in an adequately post-paid envelope, deposited in a U.S. mail box, and addressed to the receiving party at the address to which that party has previously requested, by notice hereunder, that notices be sent or, if no such request has been made, at the address listed for that party in this Agreement.

8.5 Severability. If any provisions of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.7 Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the Members and their respective heirs, executors, legal representatives, successors and assigns. Whenever, in this instrument, a reference to any party or Member is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of such Member.

8.8 Headings. The headings contained herein are solely for convenience and reference and do not constitute a party of this Agreement or any provision hereof.

8.9 Governing Law. This Agreement and the obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Florida.

The Members have signed this Limited Liability Company Operating Agreement as of the date first written above.

CARRABBA’S/GULF COAST-I, LIMITED PARTNERSHIP,
a Florida limited partnership

By:	CARRABBA’S ITALIAN GRILL, INC.,
a Florida corporation and its general partner

	By:	/s/ Joseph J. Kadow
Joseph J. Kadow, Vice President

EXHIBIT A

Member(s):	Percentage Interest
Carrabba’s/Gulf Coast, Limited Partnership	100%